UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2005

RBS GLOBAL, INC. (Exact Name of Registrant as Specified in Its Charter)	REXNORD CORPORATION (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	Delaware (State or other jurisdiction of incorporation)
333-102428	033-25967
(Commission File Number)	(Commission File Number)

01-752045 (I.R.S. Employer Identification No.)	04-3722228 (I.R.S. Employer Identification No.)

4701 Greenfield Avenue, Milwaukee, Wisconsin (Address of principal executive offices)	53214 (ZIP Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 21, 2005 (the “Separation Date”), Rexnord Corporation (the “Company”) entered into a Release and Severance Agreement (the “Severance Agreement”) with Thomas J. Smith.  Mr. Smith voluntarily resigned his employment with the Company as its Vice President of Human Resources effective as of the Separation Date.

The Severance Agreement provides Mr. Smith with a severance benefit equal to twelve (12) months of his base salary at Mr. Smith’s salary rate in effect on the Separation Date of Eighteen Thousand Four Hundred Seventy-One Dollars ($18,471) per month.  For a period of twelve (12) months after the Separation Date, the Company will provide Mr. Smith with the right to continue to participate in the Company’s group medical, vision and dental insurance plans (the “Medical Plans”).  While Mr. Smith is a participant in the Medical Plans, the Company is obligated to pay the normal monthly employer’s share of the premium payments for the Medical Plans with respect to Mr. Smith.

The Severance Agreement also provides that Mr. Smith is eligible to receive a payment under the Rexnord Incentive Plan (the “Incentive Plan”) for the fiscal year ending March 31, 2005 in an amount equal to the amount he would have received under the Incentive Plan for the fiscal year ending March 31, 2005 had his employment with the Company not terminated, but prorated for the actual number of days between April 1, 2004 and January 31, 2005.

Pursuant to the Severance Agreement, Mr. Smith will have the right, for a period of ninety (90) days after the Separation Date, to continue to use the leased vehicle provided to him by the Company immediately prior to the Separation Date.  In addition, Mr. Smith has received a payment from the Company for outplacement services.

In consideration of the severance benefits provided to him in the Severance Agreement, Mr. Smith has released the Company and its affiliates from all claims he may have relating to his employment with or separation from employment with the Company.  Pursuant to the Severance Agreement, Mr. Smith agreed to refrain from (a) using any confidential information of the Company to compete with the Company or otherwise adversely interfere with the Company’s relationships with its customers, suppliers or business associates during the twenty-four (24) month period following the Separation Date, (b) taking any action that would have the effect of damaging the Company’s reputation, and (c) disclosing any confidential or proprietary information of the Company without the Company’s prior approval.

The Severance Agreement supersedes all prior agreements between the Company and Mr. Smith, including the Employment Agreement (as defined in Item 1.02 hereof).

The Severance Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02.  Termination of Material Definitive Agreement.

Effective January 21, 2005, the Employment Agreement between the Company and Mr. Smith dated as of November 25, 2002 (the “Employment Agreement”) was terminated in accordance with the terms of the Severance Agreement, as described in Item 1.01 hereof.

Pursuant to the Employment Agreement, Mr. Smith was employed by the Company as its Vice President of Human Resources.  The initial term of Mr.  Smith’s employment with the Company pursuant to the Employment Agreement commenced on November 25, 2002 and was due to expire on November 25, 2005, subject to certain renewal provisions.

The Employment Agreement provided Mr. Smith, in exchange for his services as Vice President of Human Resources of the Company, with an annual salary, expense reimbursement and certain benefits.  Pursuant to the Employment Agreement, Mr. Smith was entitled to certain severance benefits upon the termination of his employment with the Company, which benefits differed based on the reason for such termination.

Pursuant to the Employment Agreement, Mr. Smith was prohibited from competing with the Company and its affiliates during the term of his employment and for a period of time after the termination of his employment, which time period differed based on the reason for such termination.  The Employment Agreement also prohibited Mr. Smith from using or disclosing any confidential or proprietary information or trade secrets of the Company during the term of his employment and thereafter.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description
99.1	Release and Severance Agreement dated January 21, 2005 between the Company and Thomas J. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Co-Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 26, 2005

RBS GLOBAL, INC.

REXNORD CORPORATION

By:

/s/ Todd A. Adams

Todd A. Adams

Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Release and Severance Agreement dated January 21, 2005 between the Company and Thomas J. Smith